Exhibit 99.2

U.S. Gold Corp. Elects Two Independent Members to the Board of Directors

-Senior Seasoned Mining Professionals Mr. Robert W. Schafer and Ms. Tara Gilfillan Bring Deep Industry Experience

ELKO, NV, November 11, 2020 – U.S. Gold Corp. (Nasdaq: USAU) (the “Company”), a gold exploration and development company, is pleased to announce that Mr. Robert W. Schafer and Ms. Tara Gilfillan have been elected to the Board of Directors. Following the recent Annual Shareholder Meeting, George Bee has also been elected as a Board member in addition, to being named the Company’s President & Chief Executive Officer. Edward Karr remains on the Board and active in the company as Executive Chairman. The Honorable Ryan Zinke continues to serve on the Board.

Mr. Schafer is a registered professional geologist with over 35 years international experience exploring for and discovering mineral deposits, four were producing mines including the Briggs (over one million ounces) and Griffon gold mines in the Western United States and Birkachan (over one million ounces) gold mine in far east Russia, and identifying, evaluating and structuring business transactions globally having worked in more than 80 countries. Mr. Schafer is the 2020 to 2021 president of the Society for Mining, Metallurgy and Exploration (SME). He is also past president and board member of the PDAC, past president of the CIM, and past president of the Mining and Metallurgical Society of America. He was a member of the board of governors for the U.S. National Mining Hall of Fame and the board of directors of the Canadian Mining Hall of Fame. He is the first person to hold all of these leadership roles in both the U.S. and Canada.

Mr. Schafer is the recipient of the William Lawrence Saunders Gold Medal from AIME, as well as the prestigious Daniel C. Jackling Award and Robert A. Dreyer Award from SME for technical achievements and leadership in the mining industry during his career. He is a fellow of CIM, SEG and SME, and a certified director under ICD. Previously, Mr. Schafer was with Hunter Dickinson, Kinross Gold and BHP Minerals. He is founder and Chief Executive Officer of Eagle Mines Management and is member of the board of directors of select mining companies.

Ms. Tara Gilfillan is a CPA with over 25 years of experience as a financial executive and serial entrepreneur. She is currently the Founder and President of Optimize Group Inc. a mine-to-mill project development engineering company with offices in three continents. Ms. Gilfillan has held executive positions including CFO and Controller of several mining companies, CFO, and interim CEO of a global engineering consulting company, co-founder of an engineering company, as well as senior executive positions outside of the mining industry. Ms. Gilfillan is a certified Independent Corporate Director, Director (ICD.D) with over 10 year of board experience including Chairperson and Chair of the audit committee of two gold junior mining companies, director of a global engineering company as well as several non-profit industry boards. Ms. Gilfillan is experienced in financial turnarounds, acquisitions, valuations, risk reviews, corporate governance, business and tax strategy, project development, international operations, marketing, and financial reporting for privately held & public companies (US & Canada). She received her CPA while working at PwC and a Bachelor of Commerce from Queens University, Ontario Canada.

Mr. Schafer stated, “I have known the U.S. Gold Corp. team since the founding of the Company. I assisted as a consultant with the original acquisition of Copper King, now the CK Gold Project back in 2014. I am very optimistic on the future potential for U.S. Gold Corp. Having a near-term production asset in the mining friendly jurisdiction of Wyoming, with George Bee leading the project forward, is exciting. I have known George for many years and believe that he will be a great operator to move all of the Company’s assets to the next level. I believe the Challis Gold project represents a substantial opportunity and look forward to applying my industry experience, guidance and contacts to help advance the Company.”

Edward Karr, Executive Chairman of U.S. Gold Corp., stated, “It is a real pleasure to welcome Bob and Tara to our Board. I believe that Bob and Tara are some of the mining industry’s top professionals and have an in-depth knowledge of the exploration, development, regulatory and permitting process for mining and exploration companies. Both have tremendous experience, as developers of global mining projects and they have vast experience in the Board room of mining companies. We look forward to their future contributions to the overall Board, corporate governance, audit and technical committees.”

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, COVID-19 uncertainties, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold